Exhibit 19
1.PURPOSE
Federal and state laws prohibit trading in the securities of a company while in possession of Material Nonpublic Information (“MNPI”) and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of MNPI from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Crinetics Pharmaceuticals, Inc. (together with any of its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to government authorities.
The purpose of the Insider Trading Policy (the “Policy”) is to promote compliance with federal and state securities laws and to prevent illegal insider trading by all Company personnel. The Policy serves to protect the reputation and integrity of the Company and all individuals associated with it.
2.SCOPE
This Policy applies to all employees and officers of the Company and to all members of the Company's Board of Directors and their respective family members as well as agents acting on behalf of Company, including consultants and contractors of the Company (“Covered Persons”).
Covered Persons are responsible for ensuring that immediate family members and members of their household comply with this Policy. This Policy also applies to any entities controlled by Covered Persons, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account.
Notwithstanding the foregoing, this Policy, including without limitation, the preclearance requirements, blackout periods and prohibited transactions, does not apply to venture capital entities or other institutional investors, and the related transactions in the Company’s securities by such entities, that may be affiliated with a director of the Company or for Company securities that a director may be deemed to have beneficial ownership of by virtue of such affiliation; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine compliance with applicable securities laws in considering whether to adhere to this Policy.
Questions regarding the Policy should be directed to the CFO, CLO or Compliance Officer, who are responsible for the administration of this Policy.
3.DEFINITIONS

TERM	DEFINITION
Blackout Period
A specific timeframe during which directors, executives, and certain employees are prohibited from buying or selling Company securities. The primary purpose is to prevent insider trading, which is the illegal use of material non-public information (MNPI) for financial gain.

Material Nonpublic Information (MNPI)
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, sell, or hold a Security, or if the information is likely to have a significant effect on the market price of the Security. Information can be positive or negative.

Pre-Clearance Person
Directors, Officers, Executives and other employees who are routinely aware of highly confidential information. This includes reports to the Office of the CEO and members of the Company’s Disclosure Committee, e.g., GPLs, Corporate Strategy and Investor Relations.

Purchase	Defined broadly under the federal securities law and includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a Security.
Purchase or Sell Securities
Extends to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin and, or other derivative Securities.

Quarterly Insiders
All executive officers; directors; individuals involved in the preparation of the Company's financial statements and/or the Company's periodic reports containing financial statements; all individuals who have information about the commercial performance of the Company or national level sales data; and any other individuals identified by the CFO, CLO or their designee.

Sale	Defined broadly under the federal securities law and includes not only the actual sale of a Security, but also any contract to sell or otherwise dispose of a Security.
Securities	Includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
4.ABBREVIATIONS

ABBREVIATION	DEFINITION
BOD	Board of Directors
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CLO	Chief Legal Officer
FDA	Food and Drug Administration
MNPI	Material Nonpublic Information
SEC	Securities and Exchange Commission
5.POLICY STATEMENTS
NO COVERED PERSON SHALL PURCHASE OR SELL ANY TYPE OF SECURITY WHILE IN POSSESSION OF MNPI RELATED TO THE SECURITY OR THE ISSUER OF SUCH SECURITY IN BREACH OF A DUTY OF TRUST OR CONFIDENCE, WHETHER THE ISSUER OF SUCH SECURITY IS THE COMPANY OR ANY OTHER COMPANY.
•Every Covered Person has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of MNPI. A detailed discussion of MNPI can be found in section 5.3.
oCovered Persons shall not directly or indirectly communicate MNPI to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.
•Additionally, if a Covered Person is in possession of MNPI about other publicly traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material.
5.1Blackout Periods
All Covered Persons are prohibited from trading in the Company's securities during Blackout Periods, as described below.
The purpose of the most frequent Blackout Period is to prevent anyone who is involved in the preparation of the Company's quarterly financial statements from trading before the Company's financial results are released and disseminated into the market. This Quarterly Blackout Period begins around the time that the appropriate personnel begin work on the company's financial statements and before the financial books and records for the period are closed. In our case, we have determined that fifteen (15) days before the end of the fiscal quarter is a reasonable standard start for the Quarterly Blackout Period, though in some instances, the CFO, CLO or their designee will determine and announce an earlier start for the Quarterly Blackout Period.
In addition to the Quarterly Blackout Period, periodically, the Company will impose Special Blackout Periods during which certain or all Covered Persons will be prohibited from buying, selling or otherwise effecting transactions Crinetics’ securities.
In both instances, the Blackout Period only ends after the Company's financial results or other MNPI are publicly disclosed, allowing some extra time for the public to react to the information, (e.g., at the close of business on the first or second full trading day after the information is released.) However, it is critical to note that even if there is not a Company imposed Blackout Period, a Covered Person who is in possession of any MNPI should not trade in the Company's securities until the information has been made publicly available or is no longer material. Additional information about these two types of Blackout Periods is available below.
•Quarterly Blackout Periods. All executive officers; directors; individuals involved in the preparation of the Company's financial statements and/or the Company's periodic reports containing financial statements1; all individuals who have information about the commercial performance of the Company or national level sales data; and any other individuals identified by the CFO, CLO or their designee (collectively “Quarterly Insiders”) are prohibited from trading in the Company’s securities during the period beginning two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company's financial results are publicly disclosed through the applicable SEC filing. During these periods, Quarterly Insiders generally possess or are presumed to possess material nonpublic information about the Company's financial results and performance.
•Special Blackout Periods. Periodically, the Company may also place restrictions on Covered Persons who possess or are likely to possess MNPI about major corporate announcements. To
1 Such individuals include the following:
•Finance employees.
•Investor Relations and Corporate Communications Department employees that assist with preparing earnings releases.
•Legal department employees that prepare (or assist with preparing) a company's Form 10-K and Form 10-Q reports.
•Company officers, executive leadership and employees that serve as members of the disclosure committee.
•Individuals with access to sales and commercial data and results.

avoid even the appearance of trading on inside information, those Covered Persons may not trade in the Company's securities during these additional Blackout Periods. Such Special Blackout Periods may occur, for example, when the Company releases revenue forecasts, announces clinical study results, engages in any significant business transaction, or investigates and assesses cybersecurity incidents.
•Exceptions: Quarterly Blackout Periods and Special Blackout Periods do not apply to:

oPurchases of the Company’s Securities from the Company pursuant to the Employee Stock Purchase Plan, or sales of the Company’s Securities to the Company;
oExercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a Sale of the Company’s Securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s Securities, and therefore would not quality under this exception); or
oPurchases or sales of the Company’s Securities
Mandated under an employee benefit plan maintained by the Company which authorizes the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, or
Made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (Rule 10b5-1).
oExceptions to the Blackout Period policy may be approved by the CFO and the CLO including any exceptions for bona fide gifts of the Company’s Securities.
5.2Pre-clearance of Transactions by Directors, Officers, Executives and Certain Employees (Schedule 1)
•All transactions (including gifts) in the Company’s Securities by directors, officers, executives and any Covered Person listed on Schedule I (as amended from time to time) (each, a “Pre-Clearance Person”) must be precleared by the CFO, CLO, or their designee. Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.
•A request for pre-clearance must be made in writing, at least three (3) business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other Securities involved. In addition, the Pre-Clearance Person must execute a certification that they are not aware of MNPI about the Company. The CFO, CLO or their designee shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are precleared must be effected within five (5) business days of receipt of the preclearance. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five (5) business day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of MNPI or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further pre-clearance.
•The pre-clearance form is included here for all request for pre-clearance: Pre-Clearance Request Form
•None of the Company, the CFO, CLO, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

5.3Material Nonpublic Information
For purposes of this Policy, information is “material” if a reasonable investor would consider it important in making a decision to buy, hold, or sell securities. If the information would affect your decision whether to buy or sell, it likely would have the same effect on others.
MNPI is not limited to historical facts but also includes projections and forecasts, including, but not limited to:
•Corporate earnings or earnings forecasts
•National sales data, revenue, forecasts or commercial results
•Strategic plans or go to market decisions
•Clinical trial results
•Product and research developments
•Significant cybersecurity or privacy incidents
•Significant personnel changes
•Government inspections, approvals, or other regulatory actions
•Collaborations, mergers, or acquisitions
•Major litigation
•Significant borrowings or financings
•Stock splits
•Defaults on borrowings
•Bankruptcies
•Cancellation of a material contract with a major customer, vendor or distributor that could have a material impact on the Company’s finances
MNPI does not have to be related solely to the Company. For example, advanced knowledge of the contents of a forthcoming news article expected to affect the market price of the Company’s securities can be material. Additionally, the fact that the Company is evaluating a transaction with another company may constitute MNPI regarding the other company. Other examples of material information about another company include research and/or development agreements, in-licensing or out-licensing of products or product candidates, acquisitions or other business combinations, and strategic equity investments by the Company.
•Covered Persons should remember that the threshold for what is considered material may differ for other companies. When in doubt, err on the side of caution and consult the Legal or Compliance department before trading or disclosing information.
•Information is “nonpublic” if it is not available to the general public. For information to be considered “public” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the US Securities and Exchange Commission (SEC) or a Regulation FD-compliant conference call.
•The CFO, CLO or their designee shall have sole discretion to decide whether information is public for purposes of this Policy.
•In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual. Any action on the part of the Company, the CFO or CLO, or any other employee or director pursuant to the Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
•The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse for the market to react to the information. Generally, the passage of one or two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed public.

5.4Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of MNPI when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.
5.5Prohibited Transactions
In order to protect both Covered Persons and Crinetics, it is important to avoid the appearance as well as the fact of insider trading or disclosure of MNPI. Therefore, it is against this Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Covered Persons may not:
•Engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to Crinetics securities;
•Purchase or pledge Crinetics stock on margin or as collateral to secure a loan or other obligation (with the exception of the use of a margin account to purchase Crinetics common stock in connection with the exercise of Crinetics-granted stock options); or
•Enter into any derivative or similar transactions with respect to Crinetics securities. Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold); options (whether “covered” or not); forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars”; “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in Crinetics securities.
oHedging: Hedging transactions (e.g., prepaid variable forwards, equity swaps, collars, exchange funds) that offset or reduce the risk of ownership of Company Securities are prohibited.
oMargin and Pledging: Covered Persons may not purchase Company Securities on margin, pledge them as collateral, or hold them in a margin account without prior written approval from the CFO.
oStanding or Limit Orders: Standing or limit orders beyond one day are discouraged unless under an approved Rule 10b5-1 plan.

5.6Rule 10B5-1 Trading Plans
Covered Persons, including Quarterly Insiders and Pre-Clearance Persons, may trade under a pre-approved Rule 10b5-1 Trading Plan that meets the following requirements:
•Preapproval: The plan must be submitted to and approved by the CFO or CLO, or their designee, before adoption or modification.
•Cooling-Off Period:
oSection 16 officers: Later of 90 days after adoption or two (2) business days after filing the Form 10-Q/10-K for the quarter in which the plan was adopted (up to 120 days).
oAll others: 30 days after adoption.
•Good Faith: The plan must be adopted when the individual is not in possession of MNPI and outside any restricted period.
•Plan Details: The plan must specify trade amounts, prices, and dates, or include a written formula or algorithm, and prohibit the individual from influencing trades after adoption.
•Duration: Minimum six (6) months, maximum two (2) years.
•Modifications: Allowed only outside restricted periods, require preapproval, and may trigger a new cooling-off period.

•One Plan Rule: Only one (1) active plan at a time; only one single-trade plan per twelve (12) months (with limited exceptions).
The Company may impose additional conditions, require disclosures, and suspend or terminate plans if deemed necessary. Compliance with Rule 10b5-1 remains the individual’s responsibility.
5.7Interpretation, Amendment, and Implementation of this Policy
•The CFO, CLO and Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the CFO, CLO or Compliance Officer, may include amendments to or departures from the terms of this Policy (including amendments to Quarterly Insiders or the Pre-Clearance Persons identified in Schedule 1) to the extent consistent with the general purpose of this Policy and applicable securities laws.
•Actions taken by the Company, the CFO, CLO or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with Securities laws.
6. REFERENCES
•CORP-POL-0004, Crinetics Code of Conduct and Ethics
7.

Schedule I
Individuals Subject to Pre-Clearance Requirement
Members of the Executive Leadership Team;
Members of the Company’s Board of Directors; and
Members of the Disclosure Committee.